UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 28, 2016

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

660 Madison Avenue, Suite 1700 New York, New York	10065
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2016, SIGA Technologies, Inc. (“SIGA”), a Delaware corporation, entered into a modification (the “Modification”) of its 2011 procurement contract with the Biomedical Advanced Research and Development Authority (“BARDA”) of the United States Department of Health and Human Services (the “Contract”).

The total dollar value of the Contract is unchanged. Pursuant to the Modification, SIGA may receive up to $82 million earlier than anticipated. The changes to the Contract reflected in the Modification include:

•
An increase of $36.20 per course in the payment for the manufacture and delivery of 1.7 million courses of TPOXX™.  The increase in delivery payments will total $61.5 million and was accomplished by reducing the contractual holdback amount that is tied to FDA approval of TPOXX™ from $102.5 million to $41 million.

•
A change in the requirements for a $20.5 million (5% of contract price) milestone in the Contract.  For payment, this milestone now requires SIGA to submit documentation to BARDA indicating that data covering the first 100 subjects enrolled in the phase III pivotal safety study have been submitted to and reviewed by a Data & Safety Monitoring Board (“DSMB”) and that such DSMB recommends continuation of the safety study, as well as submission of the final pivotal rabbit efficacy study report to the United States Food & Drug Administration (the “FDA”).  Previously, this milestone required the successful submission to the FDA of a complete application for TPOXX™ regulatory approval.

The foregoing description is qualified in its entirety by reference to the text of the Modification, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1
Amendment of Solicitation/Modification of Contract 0013, dated June 28, 2016, to Agreement, dated May 13, 2011, between the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services and SIGA (portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

		By:	/s/ Daniel J. Luckshire
		Name:	Daniel J. Luckshire
		Title:	Chief Financial Officer

Date:	July 5, 2016